Exhibit 99.1

Sonida Senior Living, Inc. Announces Fourth Quarter and Full Year 2022 Results

DALLAS, Texas – March 30, 2023 – Sonida Senior Living, Inc. (the “Company”) (NYSE: SNDA) announced results for the fourth quarter and for the full year ended December 31, 2022.
2022 Fourth Quarter Highlights

•Weighted average occupancy for the Company’s owned portfolio of 62 communities increased 310 basis points year-over-year vs. Q4 2021, and 50 basis points sequentially vs. Q3 2022. For the full year ended December 31, 2022, the weighted average occupancy increased 390 basis points vs. 2021.
•Resident revenue increased 8.1% year-over-year vs. Q4 2021.
•Net loss was $16.6 million, with a net loss margin of 27.8% as compared to net income of $1.2 million, with a net income margin of 2.0% in the prior year quarter. Excluding a $31.6 million gain on debt extinguishment and a $4.6 million loss on settlement of backstop, net loss margin was 44.8% in the prior year quarter, representing 17.0% margin improvement year-over-year vs. Q4 2021.
•Adjusted EBITDA was $4.6 million, an increase of 71.3% year-over-year and 3.7% in sequential quarters, driven primarily by continued improvement in operations.
•Results for the Company’s same-store, owned portfolio (“same-store”) of 60 communities:
◦Q4 2022 vs. Q4 2021:
▪Revenue Per Available Unit (“RevPAR”) increased 7.2%.
▪Revenue Per Occupied Unit (“RevPOR”) increased 3.6% to $3,723.
▪Community Net Operating Income, a non-GAAP measure, increased $1.7 million, or 18.9%.
▪Community Net Operating Income Margin, a non-GAAP measure, increased 210 basis points due to continued improvement in operations.
◦Q4 2022 vs. Q3 2022:
▪RevPAR increased 170 basis points, including a 50 basis point increase in weighted average occupancy.
▪RevPOR increased 110 basis points to $3,723.
▪Community Net Operating Income, a non-GAAP measure, increased $0.6 million, or 5.5%.
▪Community Net Operating Income Margin, a non-GAAP measure, increased 70 basis points to 20.3%.

“We are thrilled with what our team has accomplished in Q4 and throughout 2022, following significant changes to our leadership team. We continue to grow occupancy and revenue at a rate higher than most of our industry peers. Additionally, beginning late Q4 2022 and early Q1 2023, we initiated material rate adjustments and are encouraged by the early, promising impact from those activities,” said Brandon M. Ribar, President and CEO. “We continue to focus on operational excellence and enhancements to resident experience, developing new programs that provide greater value and improve resident satisfaction,” he added.

SONIDA SENIOR LIVING, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
FOURTH QUARTERS AND YEARS ENDED DECEMBER 31, 2022 AND 2021

	Quarters Ended December 31,		Quarter ended September 30,	Years Ended December 31,
	2022	2021	2022	2022	2021
Consolidated results
Resident revenue	$53,388	$49,394	$52,485	$208,703	$190,213
Management fees	523	625	608	2,359	3,603
Operating expenses	45,073	42,275	43,123	171,635	157,269
General and administrative expenses (4)	6,723	8,143	5,851	30,286	32,328
Gain (loss) on extinguishment of debt, net	—	31,609	—	(641)	199,901
Long-lived asset impairment	1,588	6,502	—	1,588	6,502
Loss on settlement of backstop	—	(4,600)	—	—	(4,600)
Other income (expense)	1,348	—	—	10,011	8,270
Income/(Loss) before provision for income taxes	(16,742)	1,390	(13,739)	(54,315)	126,190
Net income (loss)	(16,574)	1,175	(13,739)	(54,401)	125,607
Adjusted EBITDA (1)	4,609	2,690	4,446	16,981	10,843
Same-Store Results
Resident revenue (2)	$52,826	$49,394	$51,925	$206,737	$189,837
Community net operating income (NOI) (1)	$10,720	$9,011	$10,157	$41,661	$38,271
Community net operating income margin (1)	20.3%	18.2%	19.6%	20.2%	20.2%
Weighted average occupancy (3)	84.2%	81.3%	83.7%	83.3%	79.0%
(1) Adjusted EBITDA, Community Net Operating Income and Community Net Operating Income Margin are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). See “Reconciliations of Non-GAAP Financial Measures” for the Company's definition of such measures, reconciliations to the most comparable GAAP financial measures, and other information regarding the use of the Company's non-GAAP financial measures.
(2) Same-store resident revenue excludes $0.6 million for each of the quarters ended December 31, 2022 and September 30, 2022 related to the revenues earned in the operations of the two Indiana senior living communities acquired by the Company in February 2022.
(3) Weighted average occupancy for all periods presented excludes the operations of the two Indiana senior living communities acquired by the Company in February 2022.
(4) General and administrative expenses include non-cash stock-based compensation expense of $0.8 million and $1.5 million for the quarters ended December 31, 2022 and 2021, respectively, and non-cash stock-based compensation expense of $4.3 million and $2.8 million for the years ended December 31, 2022 and 2021, respectively.

Results of Operations
Three months ended December 31, 2022 as compared to three months ended December 31, 2021
Revenues
Resident revenue for the three months ended December 31, 2022 was $53.4 million as compared to $49.4 million for the three months ended December 31, 2021, an increase of $4.0 million, or 8.1%. The increase in revenue was primarily due to increased occupancy, increased average rent rates, and the acquisition of two Indiana communities during the first quarter of 2022.
Management fee revenue for the three months ended December 31, 2022 decreased by $0.1 million as compared to the three months ended December 31, 2021, primarily as a result of managing fewer communities in the fourth quarter of 2022.
Managed community reimbursement revenue for the three months ended December 31, 2022 was $5.6 million as compared to $7.6 million for the three months ended December 31, 2021, representing a decrease of $2.0 million. The decrease was primarily a result of transitioning two Fannie Mae communities to other operators in the fourth quarter of 2021.

Expenses
Operating expenses for the three months ended December 31, 2022 were $45.1 million as compared to $42.3 million for the three months ended December 31, 2021, an increase of $2.8 million. The increase is primarily due to a $1.3 million increase in labor and employee-related expenses, a $0.5 million increase in insurance costs, a $0.5 million increase in casualty losses, a $0.3 million increase in utility costs, and a $0.2 million increase in property taxes.
General and administrative expenses for the three months ended December 31, 2022 were $6.7 million as compared to $8.1 million for the three months ended December 31, 2021, representing a decrease of $1.4 million. This decrease is primarily due to a $0.7 million decrease in stock-based compensation expense and a $0.9 million decrease in bonus.
Managed community reimbursement expense for the three months ended December 31, 2022 was $5.6 million as compared to $7.6 million for the three months ended December 31, 2021, representing a decrease of $2.0 million. The decrease was primarily a result of transitioning of legal ownership of three Fannie Mae communities to other operators in the fourth quarter of 2021.
Interest expense for the three months ended December 31, 2022 was $9.3 million as compared to $8.7 million for the three months ended December 31, 2021, representing an increase of $0.6 million primarily due to higher interest rates associated with the Company’s variable rate debt during the fourth quarter of 2022.
Gain on extinguishment of debt was $31.6 million for the three months ended December 31, 2021, with no comparable amount during the three months ended December 31, 2022. The 2021 gain related to the derecognition of notes payable and liabilities as a result of the transition of legal ownership of three communities to Fannie Mae, the holder of the related non-recourse debt.
The Company reported a net loss of $16.6 million for the three months ended December 31, 2022, compared to net income of $1.2 million for the three months ended December 31, 2021. Major factors impacting the comparison of net income for the three months ended December 31, 2022 and December 31, 2021 include gain on extinguishment of debt of $31.6 million in the fourth quarter of 2021 referenced above, which was partially offset by improved year over year operational performance.
Adjusted EBITDA for the three months ended December 31, 2022 was $4.6 million compared to $2.7 million for the three months ended December 31, 2021. Adjusted EBITDA excluding COVID-19 expenses was $4.7 million for the three months ended December 31, 2022, compared to $2.9 million for the three months ended December 31, 2021. See “Reconciliation of Non-GAAP Financial Measures” below.

Three months ended December 31, 2022 as compared to three months ended September 30, 2022
Revenues
Resident revenue for the three months ended December 31, 2022 was $53.4 million as compared to $52.5 million for the three months ended September 30, 2022, representing an increase of $0.9 million, or 1.8%.  The increase in revenue was primarily due to increased occupancy and increased average rent rates during the fourth quarter of 2022.
Management fee revenue for the three months ended December 31, 2022 was $0.5 million as compared to $0.6 million for three months ended September 30, 2022, primarily as a result of managing fewer communities during the fourth quarter of 2022 in connection with a planned transition of four communities in October 2022.
Managed community reimbursement revenue for the three months ended December 31, 2022 and September 30, 2022 were $5.6 million and $7.7 million, respectively. The decrease is primarily a result of the corresponding decrease in reimbursements of operating expenses, as described below.
Expenses
Operating expenses for the three months ended December 31, 2022 were $45.1 million as compared to $43.1 million for the three months ended September 30, 2022, an increase of $2.0 million. The increase is primarily due to $0.4 million increase in labor costs, $0.8 million increase in casualty loss related to a December ice storm, $0.2 million increase in supplies, and $0.4 million increase in all other operating costs during the fourth quarter of 2022.
General and administrative expenses for the three months ended December 31, 2022 were $6.7 million as compared to $5.9 million for the three months ended September 30, 2022, an increase of $0.8 million, primarily due to $1.4 million increase in non-cash stock-based compensation expense during the fourth quarter of 2022, partially offset by $0.6 million decrease in labor-related expenses.
Managed community reimbursement expense for the three months ended December 31, 2022 and September 30, 2022 were $5.6 million and $7.7 million, respectively, primarily as a result of managing fewer communities.
Interest expense for the three months ended December 31, 2022 was $9.3 million as compared to $8.2 million for the three months ended September 30, 2022, representing an increase of $1.1 million. The increase was primarily due to the recent rise in interest rates associated with the Company’s variable rate mortgages during the fourth quarter of 2022. As of December 31, 2022, all of the Company’s variable rate debt (approximately 20.4% of total debt) had interest rate cap instruments in place.
The Company reported a net loss of $16.6 million for the three months ended December 31, 2022 compared to a net loss of $13.7 million for the three months ended September 30, 2022. Major factors impacting the comparison of net income for the three months ended December 31, 2022 and September 31, 2022 include $1.6 million impairment charge and $1.1 million casualty loss related to winter storm Elliott.
Adjusted EBITDA for the three months ended December 31, 2022 was $4.6 million compared to $4.4 million for the three months ended September 30, 2022. Adjusted EBITDA excluding COVID-19 expenses was $4.7 million for the three months ended December 31, 2022 compared to $4.5 million for the three months ended September 30, 2022. See “Reconciliation of Non-GAAP Financial Measures” below.

Twelve months ended December 31, 2022 as compared to twelve months ended December 31, 2021
Revenues
Resident revenue for the year ended December 31, 2022 was $208.7 million as compared to $190.2 million for the year ended December 31, 2021, an increase of $18.5 million, or 9.7%. The increase in revenue was primarily due to increased occupancy, increased average rent rates, and the acquisition of two new communities during 2022.
Management fee revenue for the year ended December 31, 2022 decreased by $1.2 million as compared to the year ended December 31, 2021, primarily as a result of managing fewer communities in 2022.
Managed community reimbursement revenue for the year ended December 31, 2022 was $27.4 million as compared to $40.9 million for the year ended December 31, 2021, representing a decrease of $13.5 million, or 33.0%. The decrease was primarily a result of transitioning the operations of eighteen Fannie Mae communities to other operators during the year ended December 31, 2021.
Expenses
Total expenses were $269.3 million during fiscal year 2022 compared to $274.9 million during fiscal year 2021, representing a decrease of $5.6 million. This decrease was primarily the result of a decrease in long-lived asset impairment of $4.9 million, a decrease of $2.0 million in general and administrative expenses, and a decrease of $13.5 million in managed community reimbursement expense in 2022 as compared to 2021. These decreases were partially offset by a $14.4 million increase in operating expenses.
Operating expenses for the year ended December 31, 2022 were $171.6 million as compared to $157.3 million for the year ended December 31, 2021, an increase of $14.3 million, or 9.1%. The increase is primarily due to a $9.9 million increase in labor and employee-related expenses including premium labor and contract labor, $1.3 million increase in utilities, $1.2 million increase in food costs, $0.6 million increase in supplies, and $0.6 million increase in promotion and marketing expenses in fiscal 2022.
General and administrative expenses for the year ended December 31, 2022 were $30.3 million as compared to $32.3 million for year ended December 31, 2021, a decrease of $2.0 million, or 6.2%. The decrease is primarily due to a $2.3 million decrease in bonuses and a $1.3 million decrease in employee insurance and workers' compensation, partially offset by a $1.5 million increase in non-cash stock-based compensation expense. Non-cash stock-based compensation expense included in general and administrative expenses was $4.3 million and $2.8 million for the years ended December 31, 2022 and 2021, respectively.
The $0.6 million increase in depreciation and amortization expense is primarily due to the acquisition of the two Indiana communities during fiscal year 2022.

During the year ended December 31, 2022, the Company recorded a non-cash impairment charge of $1.6 million related to the management's commitment to a plan to sell the community shortly after the balance sheet date, and the agreed-upon selling price being below the community's carrying amount, compared to $6.5 million of non-cash impairment charges recorded during the year ended December 31, 2021, which was related to one owned community with decreased cash flow estimates as a result of recurring net operating losses.
Managed community reimbursement expense for the year ended December 31, 2022 was $27.4 million as compared to $40.9 million for the year ended December 31, 2021, a decrease of $13.5 million, or 33.0%. The decrease was primarily a result of transitioning the operations of eighteen Fannie Mae communities to other operators during the year ended December 31, 2021.
Interest income generally reflects interest earned on the investment of cash balances and escrow funds or interest associated with certain income tax refunds or property tax settlements. Interest income increased by $0.2 million compared to the prior year primarily due to more active cash management and heavier investment into money market accounts during 2022.
Interest expense for the year ended December 31, 2022 was $33.0 million as compared to $37.2 million for the year ended December 31, 2021, a decrease of $4.2 million, due to lower overall borrowings in 2022, partially offset by increased interest rates associated with the Company’s variable rate debt.
Loss on extinguishment of debt for the year ended December 31, 2022 was $0.6 million as compared to a gain on extinguishment of debt of $199.9 million for the year ended December 31, 2021, a decrease of $200.5 million. The 2022 loss was incurred in conjunction with the refinancing of debt during the first quarter of 2022. The 2021 gain is related to the derecognition of notes payable and liabilities as a result of transition of legal ownership of sixteen communities to Fannie Mae, the holder of the related non-recourse debt.
Other income for the year ended December 31, 2022 was $10.0 million as compared to income of $8.3 million for the year ended December 31, 2021. Both current year and prior year periods include cash received for CARES Act funding for healthcare-related expenses or lost revenues attributable to COVID-19 of $9.1 million and $8.7 million, respectively.
As a result of the foregoing factors, the Company reported net loss and comprehensive loss of $54.4 million for the year ended December 31, 2022, compared to net income and comprehensive income of $125.6 million for the year ended December 31, 2021.
Adjusted EBITDA for the year ended December 31, 2022 was $17.0 million compared to $10.8 million for the year ended December 31, 2021. Adjusted EBITDA excluding COVID-19 expenses was $17.4 million for the year ended December 31, 2022 compared to $12.7 million for the year ended December 31, 2021. See “Reconciliation of Non-GAAP Financial Measures” below.

Subsequent Events
Transactions Involving Certain Fannie Mae Loans
As of December 31, 2022, two properties remained for which the legal ownership had not been transferred back to Fannie Mae. The transfer of legal ownership of these properties had previously been deemed probable, and the Company had already transitioned operations of the assets. At December 31, 2022, the outstanding debt related to these properties that was included in the current portion of notes payable was $31.8 million, net of deferred loan costs of $0.2 million, and the related accrued interest was $4.1 million.
On January 11, 2023, Fannie Mae completed the legal transfer of ownership on the two properties. As a result of the change in legal ownership, the Company will derecognize all of the debt and accrued interest related to the two properties, which will result in the gain on extinguishment of debt of approximately $36 million during the first quarter of 2023.
Protective Life Loans
During the first quarter of 2023, the Company elected not to make principal and interest payments due in February and March of 2023 related to certain non-recourse mortgage loan agreements covering four of the Company’s properties, with outstanding debt amount under such agreements totaling $70.0 million as of December 31, 2022. Therefore, the Company is in default on these loans, and was so notified by the lender on March 1, 2023. The Company is currently engaged in active negotiations with the lender for these loans as well as the additional Protective Life loans relating to six communities to resolve this matter and obtain more favorable terms. However, we cannot give any assurance that a mutually agreeable resolution will be reached.

COVID-19 Relief Grants
The Company received approximately $2.0 million in various state grants during January and February of 2023.
Liquidity and Capital Resources

Cash flows
The table below presents a summary of the Company’s net cash provided by (used in) operating, investing, and financing activities (in thousands):

	Twelve months ended December 31,
	2022	2021
Net cash used in operating activities	$(2,578)	$(28,795)
Net cash used in investing activities	(36,904)	(10,443)
Net cash (used in) provided by financing activities	(22,652)	99,415
(Decrease) increase in cash and cash equivalents	$(62,134)	$60,177

In addition to $16.9 million of unrestricted cash balances on hand at December 31, 2022, the Company’s principal sources of liquidity are expected to be cash flows from operations, COVID-19 or related relief grants from various state agencies, and/or proceeds from the sale of select owned assets. During November 2021, the Company raised net proceeds of $141.4 million from the private placement of Series A Preferred Stock and common stock to the Conversant Investors and the sale of common stock pursuant to the Rights Offering. The A&R Investment Agreement allows for, subject to certain conditions, an additional $25 million equity investment by the Conversant Investors to fund future growth initiatives (as more fully described in the A&R Investment Agreement).
In March 2022, the Company completed the refinancing of certain existing mortgage debt with Ally Bank (the “Refinance Facility”) for ten of its communities. The Refinance Facility includes an initial term loan of $80 million. In addition, $10 million is available as delayed loans that can be borrowed upon achieving and maintaining certain financial covenant requirements, and up to an additional uncommitted $40 million may be available in the lender's discretion to fund future growth initiatives. On December 13, 2022, the Company entered into an agreement with Ally Bank to amend the Refinance Facility by adding two additional subsidiaries of the Company (which own the two Indiana properties acquired during the first quarter of 2022) as borrowers. The amendment increased the principal by $8.1 million to $88.1 million, with an additional $10 million still available as delayed loans that can be borrowed upon achieving and maintaining certain financial covenant requirements.
On November 30, 2022, in order to comply with the lender’s requirements under the Refinance Facility, the Company entered into a SOFR-based interest rate cap transaction for an aggregate notional amount of $88.1 million at a cost of $2.4 million. The interest rate cap agreement has a 12-month term and effectively caps the interest rate at 2.25% with respect to the portion of our floating rate indebtedness. As of December 31, 2022, the entire balance of our outstanding variable-rate debt obligations was covered by the interest rate transactions entered into during 2022 to better manage our exposure to market risks associated with the fluctuations in interest rates.
The Company, from time to time, considers and evaluates financial and capital raising transactions related to its portfolio, including debt refinancings, purchases and sales of assets and other transactions. There can be no assurance that the Company will continue to generate cash flows at or above current levels, or that the Company will be able to obtain the capital necessary to meet the Company’s short and long-term capital requirements.
Recent changes in the current economic environment, and other future changes, could result in decreases in the fair value of assets, slowing of transactions, and the tightening of liquidity and credit markets. These impacts could make securing debt or refinancings for the Company or buyers of the Company’s properties more difficult or on terms not acceptable to the Company. The Company’s actual liquidity and capital funding requirements depend on numerous factors, including its operating results, its capital expenditures for community investment, and general economic conditions, as well as other factors described in the Company’s SEC filings.

Going Concern
As disclosed in our Annual Report on Form 10-K, due to the current inflationary environment, elevated interest rates, and continued impact of COVID-19 on our financial position, as well as our upcoming debt maturities, our management concluded as of December 31, 2022 there is substantial doubt about our ability to continue as a going concern.
The Company has implemented plans, which include strategic and cash-preservation initiatives, designed to provide the Company with adequate liquidity to meet its obligations for at least the 12-month period following the date its fiscal year 2022 financial statements are issued. While the Company’s plans are designed to provide it with adequate liquidity to meet its obligations for at least the 12-month period following the date its financial statements are issued, the remediation plan is dependent on conditions and matters that may be outside of the Company’s control, and no assurance can be given that certain options will be available on terms acceptable to the Company, or at all. If the Company is unable to successfully execute all of the planned initiatives or if the plan does not fully mitigate the Company’s liquidity challenges, the Company’s operating plans and resulting cash flows along with its cash and cash equivalents and other sources of liquidity may not be sufficient to fund operations for the 12-month period following the date the financial statements are issued.
Debt Covenants
Certain of our debt agreements contain restrictions and financial covenants, such as those requiring us to maintain prescribed minimum debt service coverage ratios, in each case on a multi-community basis. The debt service coverage ratios are generally calculated as revenues less operating expenses, including an implied management fee, divided by the debt (principal and interest). Furthermore, our debt is secured by our communities and if a Company is not able to comply with some of the financial covenants and other restrictions contained in our debt instruments, this could trigger an event of default under our loan agreements. An event of default, subject to cure provisions in certain instances, would give the respective lenders the right to accelerate the related debt and to declare all amounts outstanding to be immediately due and payable, or foreclose on collateral securing the outstanding indebtedness. We cannot provide assurance that we will be able to pay the debts if they become due upon acceleration following an event of default.
Except for the non-compliance with Fannie Mae mortgages for the two properties in the process of transition back to Fannie Mae, and certain mortgage loan agreements with Protective Life (as described in the “Subsequent Events” section above), the Company was in compliance with all aspects of its outstanding indebtedness at December 31, 2022.
Impact of Inflation
The continuation of the current inflationary environment could affect the Company’s future revenues and results of operations because of, among other things, the Company’s dependence on senior residents, many of whom rely primarily on fixed incomes to pay for the Company’s services. As a result, during inflationary periods, the Company may not be able to increase resident service fees to account fully for increased operating expenses. In structuring its fees, the Company attempts to anticipate inflation levels, but there can be no assurances that the Company will be able to anticipate fully or otherwise respond to any future inflationary pressures.
The United States consumer price index increased 6.5% during 2022, with food and energy prices increasing above 10%. We mitigated a portion of the increase in food costs with the scale benefit of a higher number of residents, along with appropriate product substitution. Despite our mitigation efforts and with higher occupancy, for 2022 our non-labor operating expense in our same-store community portfolio increased approximately $4.0 million, or 6.8%, compared to the prior year, while the labor component of our operating expense increased approximately $9.5 million, or 10.2% during 2022 compared to 2021 primarily due to merit and market wage rate adjustments, more hours worked with higher occupancy during 2022, and an increase in the use of more expensive premium labor, primarily contract labor and overtime. For 2023, we expect to continue to experience inflationary pressures.
Definitions of RevPAR and RevPOR

RevPAR, or average monthly revenue per available unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly revenue per occupied unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s financial results for the fourth quarter and full year 2022, on Thursday March 30, 2023, at 2:30 p.m. Eastern Time. To participate, dial 877-407-0989 (no passcode required). A link to the simultaneous webcast of the teleconference will be available at: https://www.webcast-eqs.com/register/sonidaseniorliving_033023_en/en
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting March 31, 2023 through April 14, 2023. To access the conference call replay, call 877-660-6853, passcode 13737176. A transcript of the call will be posted in the Investor Relations section of the Company’s website.
About the Company
Dallas-based Sonida Senior Living, Inc. is a leading owner-operator of independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming operating 72 senior housing communities in 18 states with an aggregate capacity of approximately 8,000 residents, including 62 communities which the Company owns and 10 communities that the Company manages on behalf of third parties. For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, Twitter or LinkedIn.

Safe Harbor

This release contains forward-looking statements which are subject to certain risks and uncertainties that could cause our actual results and financial condition of Sonida Senior Living, Inc. (the “Company,” “we,” “our” or “us”) to differ materially from those indicated in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under “Item. 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2023, and also include the following:

•the impact of COVID-19, including the actions taken to prevent or contain the spread of COVID-19, the transmission of its highly contagious variants and sub-lineages and the development and availability of vaccinations and other related treatments, or another epidemic, pandemic or other health crisis;
•the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt financings or refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities;
•increases in market interest rates that increase the cost of certain of our debt obligations;
•increased competition for, or a shortage of, skilled workers, including due to the COVID-19 pandemic or general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in overtime laws;
•the Company’s ability to obtain additional capital on terms acceptable to it;
•the Company’s ability to extend or refinance its existing debt as such debt matures;
•the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs;
•the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all;
•the risk of oversupply and increased competition in the markets which the Company operates;
•the Company’s ability to improve and maintain controls over financial reporting and remediate the identified material weakness discussed in Item 9 of our Annual Report on Form 10-K;
•the departure of certain of the Company’s key officers and personnel;
•the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes;
•risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; and
•changes in accounting principles and interpretations.

We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or outcomes that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected.

For information about Sonida Senior Living, visit www.sonidaseniorliving.com
Investor Contact: Kevin J. Detz, Chief Financial Officer, at 972-308-8343
Press Contact: media@sonidaliving.com.

SONIDA SENIOR LIVING, INC.
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	Quarters Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenues:
Resident revenue	$53,388	$49,394	$208,703	$190,213
Management fees	523	625	2,359	3,603
Managed community reimbursement revenue	5,614	7,585	27,371	40,902
Total revenues	$59,525	$57,604	$238,433	$234,718
Expenses:
Operating expenses	45,073	42,275	171,635	157,269
General and administrative expense	6,723	8,143	30,286	32,328
Depreciation and amortization expense	9,508	10,059	38,448	37,870
Long-lived asset impairment	1,588	6,502	1,588	6,502
Managed community reimbursement revenue	5,614	7,585	27,371	40,902
Total expenses	68,506	74,564	269,328	274,871
Other income (expense):
Interest income	188	1	235	6
Interest expense	(9,297)	(8,660)	(33,025)	(37,234)
Gain (loss) on extinguishment of debt, net	—	31,609	(641)	199,901
Loss on settlement of backstop	—	(4,600)	—	(4,600)
Other income, net	1,348	—	10,011	8,270
Income (loss) before provision for income taxes	(16,742)	1,390	(54,315)	126,190
Provision for income taxes	168	(215)	(86)	(583)
Net (loss) income	$(16,574)	$1,175	$(54,401)	$125,607
Dividends on Series A convertible preferred stock	—	(718)	(2,269)	(718)
Undeclared dividends on Series A convertible preferred stock	(1,168)	—	(2,300)	—
Remeasurement of Series A convertible preferred stock	—	(13,474)	—	(13,474)
Net income (loss) attributable to common stock	$(17,742)	$(13,017)	$(58,970)	$111,415
Per share data:
Basic net income (loss) per share	$(2.79)	$(2.39)	$(9.27)	$38.24
Diluted net income (loss) per share	$(2.79)	$(2.39)	$(9.27)	$37.92
Weighted average shares outstanding — basic	6,365	4,795	6,359	2,750
Weighted average shares outstanding — diluted	6,365	4,795	6,359	2,773
Comprehensive income (loss)	$(16,574)	$1,175	$(54,401)	$125,607

SONIDA SENIOR LIVING, INC.
CONSOLIDATED BALANCE SHEET
(in thousands)

	December 31, 2022		December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$16,913		$78,691
Restricted cash	13,829		14,185
Accounts receivable, net	6,114		3,983
Federal and state income taxes receivable	2		—
Prepaid expenses and other	4,097		9,328
Derivative assets, current	2,611		—
Total current assets	43,566		106,187
Property and equipment, net	615,754		621,199
Derivative assets, non-current	111		—
Other assets, net	1,837		1,166
Total assets	$661,268		$728,552
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,272		$9,168
Accrued expenses	36,944		37,026
Current portion of notes payable, net of deferred loan costs	46,029		69,769
Current portion of deferred income	3,419		3,162
Federal and state income taxes payable	—		599
Customer deposits	653		758
Total current liabilities	94,317	95,187	120,482
Other long-term liabilities	113		288
Notes payable, net of deferred loan costs and current portion	625,002		613,342
Total liabilities	719,432		734,112
Commitments and contingencies
Redeemable preferred stock:
Series A convertible preferred stock, $0.01 par value; 41 shares authorized, 41 shares issued and outstanding as of December 31, 2022 and 2021	43,550		41,250
Shareholders’ deficit:
Preferred stock, $0.01 par value:
Authorized shares — 15,000 as of December 31, 2022 and 2021; none issued or outstanding, except Series A convertible preferred stock as noted above	—		—
Common stock, $0.01 par value:
Authorized shares — 15,000 and 15,000 as of December 31, 2022 and 2021, respectively; 6,670 and 6,634 shares issued and outstanding as of December 31, 2022 and 2021, respectively	67		66
Additional paid-in capital	295,277		295,781
Retained deficit	(397,058)		(342,657)
Total shareholders’ deficit	(101,714)		(46,810)
Total liabilities, redeemable preferred stock and shareholders’ deficit	$661,268		$728,552

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This earnings release contains the financial measures (1) Same-Store Community Net Operating Income, (2) Same-Store Community Net Operating Income Margin, (3) Adjusted EBITDA, (4) Adjusted EBITDA excluding COVID-19 impact, (5) Revenue per Occupied Unit (RevPOR) and (6) Revenue per Available Unit (RevPAR), all of which are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

.

SAME-STORE NET OPERATING INCOME AND
SAME-STORE NET OPERATING INCOME MARGIN (UNAUDITED)

Same-Store Community Net Operating Income and Same-Store Community Net Operating Income Margin are non-GAAP performance measures for the Company’s portfolio of 60 owned continuing communities that the Company defines as net income (loss) excluding: general and administrative expenses (inclusive of stock-based compensation expense), interest income, interest expense, other income/expense, provision for income taxes, settlement fees and expenses, revenue and operating expenses from the Company’s disposed properties; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include depreciation and amortization expense, gain(loss) on extinguishment of debt, gain (loss) on disposition of assets, long-lived asset impairment, and loss on non-recurring settlements with third parties. The Same-Store Community Net Operating Income Margin is calculated by dividing Same-Store Community Net Operating Income by same-store community resident revenue.

The Company believes that presentation of Same-Store Community Net Operating Income and Same-Store Community Net Operating Income Margin as performance measures are useful to investors because (i) they are one of the metrics used by the Company’s management to evaluate the performance of our core portfolio of 60 owned continuing communities, to review the Company’s comparable historic and prospective core operating performance of the 60 owned continuing communities, and to make day-to-day operating decisions; (ii) they provide an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance, and that management believes impact the comparability of performance between periods.

Same-Store Community Net Operating Income and Same-Store Net Community Operating Income Margin have material limitations as a performance measure, including: (i) excluded general and administrative expenses are necessary to operate the Company and oversee its communities; (ii) excluded interest is necessary to operate the Company’s business under its current financing and capital structure; (iii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, and other assets and may be indicative of future needs for capital expenditures; and (iv) the Company may incur income/expense similar to those for which adjustments are made, such as gain (loss) on debt extinguishment, gain (loss) on disposition of assets, loss on settlements, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

(in thousands)	Three Months Ended December 31,		Quarter ended September 30,	Twelve Months Ended December 31,
	2022	2021	2022	2022	2021
Same-store Community Net Operating Income
Net income (loss)	$(16,574)	$1,175	$(13,739)	$(54,401)	$125,607
General and administrative expenses (4)	6,723	8,143	5,851	30,286	32,328
Depreciation and amortization expense	9,508	10,059	9,691	38,448	37,870
Long-lived asset impairment	1,588	6,502	—	1,588	6,502
Interest income	(188)	(1)	(44)	(235)	(6)
Interest expense	9,297	8,660	8,205	33,025	37,234
(Gain) loss on extinguishment of debt	—	(31,609)	—	641	(199,901)
Loss on settlement of backstop	—	4,600	—	—	4,600
Other (income) expense	(1,391)	—	5	(10,011)	(8,270)
Provision for income taxes	—	215	—	86	583
Settlement fees and expenses, net (1)	294	495	26	241	1,888
Consolidated community net operating income	$9,257	$8,239	$9,995	$39,668	$38,435
Net operating (income) loss for non same-store communities (2) , and corporate activity	1,463	772	162	1,993	(164)
Same-store community net operating income	$10,720	$9,011	$10,157	$41,661	$38,271
Resident revenue	$53,388	$49,394	$52,485	$208,703	$190,213
Resident revenue for non same-store communities (3)	(562)	—	(560)	(1,966)	(376)
Same-store community resident revenue	$52,826	$49,394	$51,925	$206,737	$189,837
Same-store community net operating income margin	20.3%	18.2%	19.6%	20.2%	20.2%
(1) Settlement fees and expenses relate to non-recurring settlements with third parties for contract terminations, insurance claims, and related fees.
(2) Net operating income for non same-store communities relate to operating income realized in the quarters ended December 2022, and 2021, respectively, related to the operations of the two Indiana senior living communities acquired by the Company in February 2022 and the senior living communities transitioned in the first quarter of 2021.
(3) Resident revenue for non-same-store communities relates to revenues earned from the operations for the three and twelve months ended December 31, 2022 and 2021, respectively, related to the revenues earned in the operations of the two Indiana senior living communities acquired by the Company in February 2022 and the senior living communities transitioned in the first quarter of 2021.
(4) General and administrative expenses include non-cash stock-based compensation expense of $0.8 million and $1.5 million for the quarters ended December 31, 2022 and 2021, respectively, and non-cash stock-based compensation expense of $4.3 million and $2.8 million for the years ended December 31, 2022 and 2021, respectively.

ADJUSTED EBITDA AND ADJUSTED EBITDA EXCLUDING COVID-19 IMPACT (UNAUDITED)

Adjusted EBITDA and Adjusted EBITDA excluding COVID-19 impact are non-GAAP performance measures that the Company defines as net income (loss) excluding: depreciation and amortization expense, interest income, interest expense, other expense/income, provision for income taxes; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include stock-based compensation expense, provision for bad debts, gain (loss) on extinguishment of debt, loss on disposition of assets, long-lived asset impairment, casualty losses, and transaction and conversion costs.

The Company believes that presentation of Adjusted EBITDA and Adjusted EBITDA excluding COVID-19 impact as performance measures are useful to investors because they are one of the metrics that the Company uses because it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

Adjusted EBITDA and Adjusted EBITDA excluding COVID-19 impact have material limitations as a performance measure, including: (i) excluded interest is necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as bad debts, gain(loss) on sale of assets, or gain(loss) on debt extinguishment, non-cash stock-based compensation expense and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

(In thousands)	Three Months Ended December 31,		Quarter ended September 30,	Twelve Months Ended December 31,
	2022	2021	2022	2022	2021
Adjusted EBITDA
Net income (loss)	$(16,574)	$1,175	$(13,739)	$(54,401)	$125,607
Depreciation and amortization expense	9,508	10,059	9,691	38,448	37,870
Stock-based compensation expense	848	1,537	(588)	4,327	2,807
Provision for bad debt	251	504	386	1,159	1,251
Interest income	(188)	(1)	(44)	(235)	(6)
Interest expense	9,297	8,660	8,205	33,025	37,234
Long-lived asset impairment	1,588	6,502	—	1,588	6,502
(Gain) loss on extinguishment of debt, net	—	(31,609)	—	641	(199,901)
Loss on settlement of backstop	—	4,600	—	—	4,600
Other (income) expense, net	(1,391)	—	5	(10,011)	(8,270)
Provision for income taxes	—	215	—	86	583
Casualty losses (1)	1,167	692	372	2,050	2,210
Transaction and conversion costs (2)	103	356	158	304	356
Adjusted EBITDA	$4,609	$2,690	$4,446	$16,981	$10,843
COVID-19 expenses (3)	56	166	85	415	1,902
Adjusted EBITDA excluding COVID-19 impact	$4,665	$2,856	$4,531	$17,396	$12,745
(1) Casualty losses relate to non-recurring insured claims for unexpected events.
(2) Transaction and conversion costs relate to legal and professional fees incurred for lease termination transactions, restructuring projects, or related projects.
(3) COVID-19 expenses are expenses for supplies and personal protective equipment, testing of the Company’s residents and employees, labor and specialized disinfecting, and cleaning services.

SUPPLEMENTAL INFORMATION

	Fourth Quarter
(Dollars in thousands)	2022	2021	Increase (decrease)	Third Quarter 2022	Sequential increase (decrease)
Selected Operating Results
I. Same-store community portfolio (1)
Number of communities	60	60	—	60	—
Unit capacity	5,619	5,632	(13)	5,617	2
Weighted average occupancy (2)	84.2%	81.3%	2.9%	83.7%	0.5%
Average monthly rent	$3,723	$3,594	$129	$3,682	$41
Same-store community net operating income	$10,720	$9,011	$1,709	$10,157	$563
Same-store community net operating income margin	20.3%	18.2%	2.1%	19.6%	0.7%
Same-store community net operating income, net of general and administrative expenses (3)	$4,627	$2,490	$2,137	$3,714	$913
Same-store community net operating income margin, net of general and administrative expenses (3)	8.8%	5.0%	3.8%	7.2%	1.6%
II. Consolidated Debt Information
(Excludes insurance premium financing and deferred loan costs)
Total variable rate mortgage debt	$137,652	$88,711	N/A	$129,727	N/A
Total fixed rate debt	535,303	592,997	N/A	538,128	N/A
Total other debt	1,619	2,121	N/A	2,121	N/A
(1) Excludes (a) two communities that will transition legal ownership to Fannie Mae subsequent to December 31, 2022 and five communities that transitioned legal ownership to Fannie Mae during Q4 2021, and (b) two Indiana senior living communities acquired by the Company in February 2022.
(2) Weighted average occupancy represents actual days occupied divided by total number of available days during the quarter.
(3) General and administrative expenses exclude stock-based compensation expense in order to remove the fluctuation in fair value due to market volatility.